Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Eltek Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-12012, 333-123559 and 333-130611) on Form S-8 of Eltek Ltd. (the “Company”) of our report dated June 27, 2007 with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2006 and the related consolidated and Company statements of operations, changes in shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 20-F of the Company. Our report refers to the adoption of Israeli Accounting Standard No. 20 (Revised) “The Accounting Treatment of Goodwill and Intangible Asset with indefinite useful lives when Purchasing on Investee”, Israeli Accounting Standard No. 22 “Financial Instruments: Disclosure and Presentation”, and Israeli Accounting Standard No. 21 “Earnings per share”.

/s/ Somekh Chaikin Somekh Chaikin Certified Public Accountants (Isr.) A Member Firm of KPMG International

Tel Aviv, Israel

June 27, 2007